Exhibit 5.1


July 24, 2001

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266

Re: Director Compensation Plan

Ladies and Gentlemen:

In connection with the registration of 30,000 shares (the "Shares") of the Class A Common Stock without par value of FBL Financial Group, Inc., an Iowa corporation (the "Company"), being registered under the Securities Act of 1933, as amended, pursuant to a post effective amendment to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), I have acted as counsel to the Company. The Shares may be sold by the Company from time to time in connection with the FBL Share Direct Plan.

For purposes of this opinion, I have made such investigations and examined such documents and questions of law as I deemed necessary and appropriate.

Based on the foregoing, I am of the opinion that the Shares, and the 20,000 shares originally registered on Form S-8, when sold, will be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein. I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

                                        Respectfully submitted,

                                        /s/ Robert A. Simons
                                        Robert A. Simons
                                        Senior Counsel, Investments
                                        FBL Financial Group, Inc.


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